Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899
INTEVAC ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS
Santa Clara, Calif.—February 1, 2011—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the fourth quarter and year ended December 31, 2010.
Highlights include:
•	Full year revenues of $202.5 million, an increase of 160% from 2009

•	Eight quarters of revenue growth for Intevac Photonics

•	Cash and investments increased $47.5 million, to $137.4 million at year end
“We delivered strong results in 2010 that well exceeded our expectations going into the year. Equipment revenues increased 227% from 2009, while Photonics revenues grew 29% to another record year,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “Strong operational performance resulted in $1.22 in net earnings per share as well as a significant increase in our cash and investments in 2010. Our highly flexible operational model once again demonstrated our ability to quickly ramp production in order to meet our hard drive customers’ demand in the second and third quarter of this year.
“As we look into 2011 for our Equipment business, we will introduce several new products to expand our product portfolio for the large and growing solar cell manufacturing market, while maintaining our technology and operational leadership in the hard disk drive media processing market. In the first quarter, we expect to ship our first Lean SolarTM crystalline silicon deposition system, and to recognize revenue on our first ContinuumTM semiconductor mainframe shipments. In our Photonics business, we expect to continue to ramp our product based revenue,” concluded Mr. Fairbairn.
Fourth Quarter 2010 Summary
Net income was $1.1 million, or $0.05 per diluted share, compared to net income of $2.0 million, or $0.09 per diluted share, in the fourth quarter of 2009.
Revenues were $36.2 million, including $26.8 million of Equipment revenues and Intevac Photonics revenues of $9.4 million. Equipment revenues consisted of four 200 Lean® systems, upgrades, spares and service. Intevac Photonics revenues consisted of $4.2 million of research and development contracts and $5.1 million of product sales or 54.9% of Photonics revenues. In the fourth quarter of 2009, revenues were $34.2 million, including $26.9 million of Equipment revenues and Intevac Photonics revenues of $7.3 million, which included $2.7 million of product sales.
Equipment gross margin was 47.7%, compared to 48.8% in the fourth quarter of 2009, primarily as a result of a higher mix of system shipments partially offset by improved factory utilization. Intevac Photonics gross margin of 19.1% decreased compared to 29.2% in the fourth quarter of 2009, reflecting the higher initial production costs of our digital night-vision camera module to our NATO customer and lower margins on technology development programs. Consolidated gross margin was 40.3%, compared to 44.6% in the fourth quarter of 2009. Operating expenses were $14.5 million, compared to $11.2 million in the fourth quarter of 2009.
Order backlog totaled $46.7 million on December 31, 2010, compared to $64.9 million on October 2, 2010 and $73.8 million on December 31, 2009. Backlog as of December 31, 2010 includes two 200 Lean systems, compared to six on October 2, 2010 and ten on December 31, 2009.
Fiscal Year 2010 Summary
Net income was $28.0 million, or $1.22 per diluted share, compared to a net loss of $10.1 million, or $0.46 per diluted share, for 2009.
Revenues were $202.5 million, including $168.3 million of Equipment revenues and Intevac Photonics revenues of $34.3 million, compared to revenues of $78.0 million, including $51.4 million of Equipment revenues and Intevac Photonics revenues of $26.6 million, for 2009.
Equipment gross margin improved to 47.2%, compared to 45.3% in 2009, primarily as a result of increased revenues and improved factory utilization. Intevac Photonics gross margin of 23.9% decreased compared to 35.6% in 2009, reflecting the higher initial production costs of our digital night-vision camera module to our NATO customer and lower margins on technology development programs. Consolidated gross margin improved to 43.3%, compared to 42.0% in 2009. Operating expenses were $56.4 million, compared to $50.1 million in 2009 with the increase primarily due to the reinstatement of our variable compensation programs.
Conference Call Information
The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PST (4:30 p.m. EST). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EST. You may access the replay by calling (800) 642-1687 or, for international callers, (706) 645-9291, and providing Replay Passcode 37358116.
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.
Equipment Business: We are a leader in the design, development and marketing of high productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We provide process manufacturing equipment solutions to the hard disk drive industry, high-productivity process manufacturing equipment and inspection solutions to the solar photovoltaic industry and wafer handling platforms to the semiconductor industry.
Intevac Photonics: We are a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems, as well as table-top and handheld Raman instruments. Markets addressed include military, industrial, medical and scientific.
For more information call 408-986-9888, or visit the company’s website at www.intevac.com.
200 Lean® is a registered trademark, and ContinuumTM and LEAN SOLARTM are trademarks, of Intevac, Inc.

Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,“ “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: our financial performance in 2010, our ability to maintain technical and operational leadership in the hard drive industry, our ability to introduce new products, industry acceptance of our new products, and the expected momentum of the Photonics business. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: adjustments to 2010 financial results in connection with preparation of the company’s 10-K, a slowdown in demand for hard drives, a lack of penetration of our new products and the failure to achieve historical growth rates for the Photonics business, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s regular filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Net revenues
Equipment	$26,799	$26,912	$168,252	$51,389
Intevac Photonics	9,360	7,288	34,274	26,592

Total net revenues	36,159	34,200	202,526	77,981

Gross profit	14,576	15,264	87,672	32,720
Gross margin
Equipment	47.7%	48.8%	47.2%	45.3%
Intevac Photonics	19.1%	29.2%	23.9%	35.6%

Consolidated	40.3%	44.6%	43.3%	42.0%

Operating expenses
Research and development	7,300	5,808	27,918	28,064
Selling, general and administrative	7,243	5,351	28,516	22,003

Total operating expenses	14,543	11,159	56,434	50,067

Operating income (loss)
Equipment	2,752	5,480	40,286	(8,826)
Intevac Photonics	(1,400)	(886)	(4,901)	(4,133)
Corporate	(1,319)	(489)	(4,147)	(4,388)

Total operating income (loss)	33	4,105	31,238	(17,347)

Interest and other income (expense)	394	475	773	1,254

Profit (loss) before income taxes	427	4,580	32,011	(16,093)
Provision (benefit) for income taxes	(676)	2,605	3,962	(6,016)

Net income (loss)	$1,103	$1,975	$28,049	$(10,077)

Income (loss) per share
Basic	$0.05	$0.09	$1.26	$(0.46)
Diluted	$0.05	$0.09	$1.22	$(0.46)
Weighted average common shares outstanding
Basic	22,497	22,073	22,340	21,975
Diluted	23,116	22,668	22,977	21,975

INTEVAC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	December 31,	December 31,
	2010	2009
	(Unaudited)	(see Note)
ASSETS

Current assets
Cash, cash equivalents and short-term investments	$114,514	$23,592
Accounts receivable, net	25,911	44,756
Inventories	20,671	19,100
Deferred income tax assets	3,124	1,515
Prepaid expenses and other current assets	6,630	6,687

Total current assets	170,850	95,650

Long-term investments	22,866	66,249
Property, plant and equipment, net	13,918	12,351
Deferred income tax assets	14,594	16,541
Goodwill	18,389	7,905
Other intangible assets, net	6,984	3,537
Other long-term assets	4,170	1,145

Total assets	$251,771	$203,378

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$5,562	$4,701
Accrued payroll and related liabilities	11,365	2,784
Other accrued liabilities	11,104	11,104
Customer advances	4,867	13,180

Total current liabilities	32,898	31,769

Other long-term liabilities	11,630	252
Stockholders’ equity
Common stock ($0.001 par value)	23	22
Additional paid in capital	139,824	134,071
Accumulated other comprehensive income (loss)	255	(1,828)
Retained earnings	67,141	39,092

Total stockholders’ equity	207,243	171,357

Total liabilities and stockholders’ equity	$251,771	$203,378

Note: Amounts as of December 31, 2009 are derived from the December 31, 2009 audited consolidated financial statements.